Exhibit 10.6

LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement, dated as of September 29, 2016 (this “Agreement”), is entered by and between SellPoints Inc. (“Borrower”), and Montage Capital II, L.P., a Delaware limited partnership (“Montage”) and Partners for Growth IV, L.P. (“PFG”). Each of Montage and PFG are also referred to as a “Lender” and collectively referred to as the “Lenders”. All capitalized terms used herein and not otherwise defined shall have the meanings provided in Section 13 hereof.

The parties agree as follows:

1.          THE ADVANCES.

1.1           Advances. Subject to the terms and conditions of this Agreement, Lenders will make its Pro Rata Share of Advances to Borrower in the aggregate principal amount of $4,000,000. On or around the date of this Agreement, an Advance in the principal amount of $3,600,000 (the “First Tranche Advance”) shall be made to Borrower. An additional Advance of up to $400,000 may be made to Borrower on or after March 31, 2017 but before July 31, 2017 (the “Second Tranche Advance”) upon Borrower’s request and subject to the terms of this Agreement, so long as no Event of Default has occurred and is continuing, and Borrower’s aggregate net revenue for the six month period ending March 31, 2017 is at least 90% of its projected revenues for such period as set forth in Borrower’s board approved financial projections (which, for the second half of 2016, are set forth on Exhibit B attached hereto). To request the Second Tranche Advance, Borrower shall notify Lenders by 3:00 p.m. Pacific time at least three business days before the date of the Advance, which will be a business day. Lenders will transfer the amount of each Advance to Borrower’s account subject to a control agreement in favor of Lenders. The proceeds of the initial Advance shall be used to repay all outstanding amounts under Borrower’s existing secured loan facility owing to Pacific Western Bank (successor by acquisition of Square 1 Bank); with any remaining Advances used for general corporate purposes and working capital purposes.

1.2           Payments.

(a)          Principal and Interest. Interest shall accrue on the unpaid principal amount of the Advances from the date of each Advance until the Advances are paid in full, at the fixed rate of interest equal to 12.25% per annum, calculated upon a year of 365 or 366 days (as applicable) and actual days elapsed. Borrower will pay interest on the outstanding Advances on the first day of each month, in arrears. In addition to such interest payments, beginning on the earlier of (i) September 1, 2017 or (ii) the first day of the first month following the Amortization Trigger, Borrower shall make principal payments to Lenders of (i) $105,000, if Borrower has received only the First Tranche Advance, or (ii) $117,000 if Borrower has received the First Tranche Advance and the Second Tranche Advance. The entire outstanding principal balance of the Advances, all accrued and unpaid interest thereon, and all fees and other amounts outstanding hereunder shall be immediately due and payable on the Maturity Date. Borrower shall pay each Lender its Pro Rata Share of any payments. All payments shall be applied first to fees and expenses, then to interest and then to principal.

(b)          Place and Manner. Borrower shall make all payments due to Lenders in lawful money of the United States, in immediately available funds, at the address of Lenders set forth in Section 11 hereof. Lenders may debit any of Borrower’s deposit accounts for any amounts due under this Agreement.

(c)          Late Payment. Any amounts not paid when due shall bear interest at a rate equal to 5% above the otherwise applicable rate.

(d)          Prepayment. Borrower shall have the option to prepay any or all of the Advances made by Lenders under this Agreement, provided that Borrower provides written notice to Lenders of its election to prepay the Advances at least ten (10) days prior to such prepayment, and pays, on the date of such prepayment, (i) the outstanding principal amount of such Advances being repaid, plus (ii) all accrued and unpaid interest thereon, plus (iii) all other sums, if any, that shall have become due and payable under the Transaction Documents and relate to such Advances, plus (iv) a fee equal to (A) 3.0% of the principal amount of such Advance being prepaid if such prepayment occurs on or prior to the first anniversary of the Closing Date, or (B) 2.0% of the principal amount being prepaid if such prepayment occurs after the first anniversary of the Closing Date but on or before the second anniversary of the Closing Date, or (C) 1.0% of the principal amount being prepaid if such prepayment occurs after the second anniversary of the Closing Date but on or before the third anniversary of the Closing Date.

1.3           Fees. On the Closing Date, Borrower will pay Lenders a fee of $50,000, to be allocated between the Lenders in accordance with their respective Pro Rata Share.

1.4           Lender Expenses. Borrower will pay to Lenders, (i) on the Closing Date, all reasonable costs or expenses (including reasonable attorneys’ fees) incurred in connection with the preparation of the Transaction Documents through the Closing Date, and (ii) after the Closing Date, all costs and expenses as and when they become due, including reasonable Collateral audit fees and each Lender’s reasonable attorneys’ fees and expenses incurred in amending, enforcing or defending the Transaction Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Event, whether or not suit is brought (collectively, “Lender Expenses,” provided that Borrower’s obligation to reimburse Lenders’ legal fees in connection with the preparation of the Transaction Documents and any subsequent amendments, consents or modifications, shall be limited to the legal fees and expenses incurred by Montage).

2.          CLOSING.

2.1           Conditions to Initial Advance. Before the funding of the initial Advance, (a) Lenders must receive the items listed on the closing checklist as of the Closing Date, (b) no Event of Default shall have occurred and be continuing, (c) no event or condition shall exist that has had or could be reasonably expected to have a Material Adverse Effect, and (d) the representations and warranties contained in this Agreement and the other Transaction Documents of Borrower shall be true and correct as if made on the date of funding of the Advance (provided that any representations and warranties expressly referring to a specific date shall be true and correct in all material respects as of such specific date).

2.2           Conditions to Subsequent Advances. Before the funding of any other Advances, the conditions set forth in Section 2.1 shall have been satisfied by Borrower or waived in writing by Lenders, and Borrower shall have delivered to Lenders a written request for advance in form reasonably acceptable to Lenders and such other documents as required by a Lender.

3.          GRANT OF SECURITY INTEREST. As security for satisfaction of the Obligations, Borrower grants Lenders a security interest in the Collateral. Borrower authorizes Lenders to file a financing statement to perfect this security interest, and Borrower will take such actions as any Lender deems appropriate from time to time to perfect or continue the security interest granted hereunder. Borrower will take such actions as any Lender requests to obtain assignment of claims notices and such other documents as such Lender requests in connection with any accounts owing to Borrower by any governmental entity.

4.          REPRESENTATIONS AND WARRANTIES. Borrower represents to Lenders as follows: (a) Borrower is not in default under any agreement under which Borrower owes any borrowed money, or any agreement, the violation or termination of which could reasonably be expected to have a Material Adverse Effect; (b) Borrower has taken all action and obtained all consents necessary to authorize the execution, delivery and performance of the Transaction Documents; (c) Borrower has good title to the Collateral and there are no liens, security interests or other encumbrances on the Collateral other than the security interest granted to Lenders hereunder and Permitted Liens; (d) the execution and performance of the Transaction Documents do not conflict with, or constitute a default under, any material agreement to which Borrower is party or by which Borrower is bound or a Legal Requirement; (e) the information provided to Lenders on or prior to the date of the Advances is true and correct in all material respects; (f) all financial statements and other information provided to Lenders fairly present Borrower’s financial condition, and there has not been a material adverse change in the financial condition of Borrower since the date of the most recent of the financial statements submitted to Lenders; (g) Borrower owns the patents, copyrights or trademarks listed on the schedules attached to the Intellectual Property Security Agreement (as such schedules may be updated from time to time by Lenders with information provided by Borrower pursuant to Section 5.7), and any other intellectual property necessary for or material to the conduct of its business; (h) Borrower is in compliance with all Legal Requirements; (i) Borrower is not party to any litigation and is not the subject of any government investigation, and Borrower has no knowledge of any pending litigation or investigation or the existence of circumstances that reasonably could be expected to give rise to such litigation or investigation, in each case, where such litigation or such investigation could reasonably be expected to result in a material adverse effect on Borrower’s business or in liabilities in excess of $75,000; (j) Borrower does not own any shares or other equity interests in any corporation, partnership, limited liability company or other entity, except in compliance with Section 5.10; (k) Borrower’s inventory is in all material respects of good and marketable quality, free from material defects, except for inventory for which adequate reserves have been made in accordance with GAAP, (l) all Collateral is in good operating condition and repair, subject to ordinary wear and tear, and Borrower has made all economically reasonable and necessary repairs thereto; (m) each account receivable represents an undisputed bona fide existing unconditional obligation of the account debtor created by the sale, delivery and acceptance of goods or the rendition of services in the ordinary course of Borrower’s business; (n) (i) Borrower is able to pay its debts (including trade debts) as they mature; (ii) the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and (iii) Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement and the other Transaction Documents; and (o) no representation or other statement made by Borrower to Lenders in any Transaction Document or any certificate or instrument delivered by Borrower to Lenders in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make any statements made to Lenders not misleading (it being recognized by Lenders that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.          AFFIRMATIVE COVENANTS.

5.1           Financial Information. Borrower will provide Lenders (i) as soon as available, but in any event within thirty (30) days after the last day of each month, monthly company-prepared consolidated financial statements in form and substance satisfactory to Lenders, prepared in accordance with GAAP (except for the absence of footnotes and subject to year-end audit adjustments) along with a Compliance Certificate in the form attached hereto as Exhibit A, duly executed by an officer of Borrower; (ii) as soon as available, but in any event within one hundred eighty (180) days after the end of Borrower’s fiscal year, audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion (except that such otherwise unqualified opinion on financial statements may contain a qualification as to going concern typical for venture backed companies similar to Borrower) on such financial statements of an independent certified public accounting firm reasonably acceptable to Lenders; (iii) within 30 days after the last day of each month, aged listings by invoice date of accounts payable and accounts receivable, and a deferred revenue schedule, (iv) within 15 days of filing, copies of Borrower’s tax returns, with schedules; (v) as soon as available, but in any event within thirty (30) days of the end of each fiscal year, Borrower’s annual financial and operating projections (including income statements, balance sheets and cash flow statements presented in a monthly format) for the upcoming fiscal year approved by Borrower’s board of directors and in form and substance reasonably satisfactory to Lenders; and (vi) promptly upon a Lender’s request, such other information relating to Borrower’s operations and condition as Lenders may reasonably request from time to time.

5.2           Good Standings; Existence; Compliance with Laws. (a) Borrower and each Subsidiary will maintain its corporate existence and good standing and will maintain in force all licenses and agreements necessary or appropriate to the conduct of its business. (b) Borrower and each Subsidiary will pay all federal and state income taxes and all other taxes involving more than $10,000 on or before the date such taxes are due, and will comply with all Legal Requirements.

5.3           Financial Covenants.

(a)          Minimum Cash. Borrower shall maintain at least $500,000 in unrestricted cash in its account(s) that are subject to an account control agreement in favor of Lenders, in form and substance satisfactory to Lenders.

(b)          EBITDA. Borrower’s maximum EBITDA loss for quarter ending September 30, 2016 shall not exceed $250,000. Borrower’s maximum EBITDA loss for quarter ending December 31, 2016 shall not exceed $150,000. Borrower’s trailing three month EBITDA (measured as of the last day of each month beginning with period ending January 31, 2017) shall be at least $1.

5.4           Inspection and Audit Rights. Lenders shall have a right (i) to visit and inspect any of the properties of Borrower and its Subsidiaries, including a right to examine and copy Borrower’s and its Subsidiaries’ books and records from time to time upon reasonable notice to Borrower and (ii) to discuss its affairs, finances and accounts with the Borrower’s officers and its independent public accountants, at such reasonable times as Lenders may reasonably request, provided that such meetings with Borrower’s independent public accountants shall not occur more often than annually unless an Event of Default has occurred and is continuing. Lenders may audit Borrower’s Collateral at Borrower’s expense. Such inspections and audits conducted pursuant to this Section 5.4 will be conducted no more often than annually unless an Event of Default has occurred and is continuing. Lenders will give Borrower 10 days advance notice of such an audit, unless an Event of Default has occurred and is continuing.

5.5           Insurance. Borrower will maintain insurance in a form acceptable to Lenders relating to the Collateral and Borrower’s business in amounts and of a type acceptable to Lenders, including primary, all risk, physical damage, property damage and bodily injury. Any insurance on the Collateral shall include a lender’s loss payable endorsement in favor of each Lender as an additional loss payee, and any liability insurance shall show each Lender as an additional insured. As long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy with respect to the Collateral with respect to any loss toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Lenders have been granted a first priority security interest; provided however that after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Lenders, be payable to Lenders on account of the Obligations.

5.6           Notices. Borrower shall provide to Lenders, (i) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened in writing against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of Seventy Five Thousand Dollars ($75,000) or more; (ii) written notice of any attachment, lien, security interest or levy on any of Borrower’s property within three (3) business days of such occurrence; and (iii) written notice of any fines, penalties, orders, decrees, settlements, or judgments for the payment of money in excess of Seventy Five Thousand Dollars ($75,000) that is rendered against Borrower within three (3) business days of such occurrence.

5.7           Intellectual Property. (a) Borrower shall (i) protect, defend and maintain the validity and enforceability of the trade secrets, trademarks, patents and copyrights, in each case that are material to Borrower’s business (ii) use commercially reasonable efforts to detect infringements of the trademarks, patents and copyrights and promptly advise Lenders in writing of material infringements detected and (iii) not allow any material trademarks, patents or copyrights to be abandoned, forfeited or dedicated to the public. (b) Borrower will provide to Lenders, (i) promptly upon filing, copies of any documents or applications filed with the U.S. Copyright Office or (ii) on a quarterly basis, any filings made at the US Patent and Trademark Office. Borrower authorizes Lenders to modify, in its sole discretion, any intellectual property security agreement entered into between Borrower and Lenders without first obtaining Borrower’s approval of or signature to such modification by amending Schedule A, B, and C thereof, as appropriate, to include reference to any right, title or interest in any copyrights, patents or trademarks acquired by Borrower after the execution hereof or to delete any reference to any right, title or interest in any copyrights, patents or trademarks in which Borrower no longer has or claims to have any right, title or interest.

5.8           Post-Closing Covenants. Within ninety (90) days of the Closing Date, Borrower will obtain and maintain key man life insurance in an amount of at least $4,000,000 on Brian O’Keefe in form and substance satisfactory to Lenders. Within sixty (60) days of the Closing Date, Borrower will provide evidence reasonably satisfactory to Lenders of the full and complete assignment of all domain names from Arjun Arora and/or Retargeter, LLC to Borrower.

5.9           Account Control Agreement(s). All of Borrower’s operating, depository and investment accounts are and shall remain subject to account control agreement(s), in form and substance satisfactory to Lenders.

5.10         Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Section 6 hereof, at the time that Borrower forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary, Borrower shall (a) at Lenders’ election, cause such new Subsidiary to either provide to Lenders a secured guaranty or a to become a co-borrower hereunder, together with such appropriate financing statements and/or control agreements, all in form and substance satisfactory to Lenders (including being sufficient to grant Lenders a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Lenders appropriate certificates and powers and other instruments, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Lenders, and (c) provide to Lenders all other documentation in form and substance satisfactory to Lenders that in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above; provided however, in the case of any Foreign Subsidiary, if a secured guaranty by such Foreign Subsidiary or a pledge of more than 65% of ownership interest in such Foreign Subsidiary is reasonably likely to result in adverse tax consequences to Borrower, then in lieu of compliance with clause (a) and (b) above, Borrower shall provide to Lenders appropriate certificates and powers and other instruments, pledging 65% of the direct or beneficial ownership interest in such new Foreign Subsidiary, in form and substance satisfactory to Lenders. Borrower shall provide notice of the acquisition or formation of any direct or indirect Subsidiary, at least ten (10) business days prior to such formation or acquisition, and Borrower and Lenders shall mutually agree upon permitted investments, distributions and/or downstreaming with respect to such Subsidiary, and such other modifications to this Agreement as may be appropriate.

6.          NEGATIVE COVENANTS. Borrower will not do any of the following without the prior written consent of Lenders:

6.1           Investments. Make any investments in, or loans or advances to, any Person other than Permitted Investments.

6.2           Acquisitions; Mergers. Acquire the stock or other equity interest in, or any assets of, any Person, or consummate any merger or consolidation with any Person; or enter into any binding agreement without the prior written consent of Lenders with respect to any merger or acquisition that, if consummated, would result in any payment or liability obligations by Borrower or the transfer of any assets of Borrower; provided however that no prior written consent of Lenders shall be required for the entering into any binding agreement with respect to (or the consummation of) any merger or acquisition in which all Obligations owing to Lenders are to be repaid in full concurrently with the closing of such merger or acquisition.

6.3           Distributions. Make any distributions or pay any dividends to any Person on account of any equity ownership interest in Borrower, or make any payment on account of or in redemption, retirement or purchase of any capital stock of Borrower or any Subsidiary, except that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof and pay cash in lieu of the issuance of fractional shares in connection with such conversions, (ii) Borrower may pay dividends solely in common stock; (iii) Borrower may repurchase the stock of former employees, directors or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided that the aggregate amount of all such repurchases does not exceed Seventy Five Thousand Dollars ($75,000) in any fiscal year.

6.4           Affiliate Transactions. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower or any Subsidiary, except for (i) transactions in the ordinary course of business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arms-length transaction with a non-affiliated Person, (ii) transactions with Subsidiaries that are not otherwise prohibited by this Section 6, (iii) employment or compensation arrangements and employee benefit plans entered into in the ordinary course of business that are approved by Borrower’s board of directors (iv) transactions permitted by Section 6.3 and (v) equity and Subordinated Debt financings with Borrower’s existing investors.

6.5           Transfers. Dispose of any interest in Borrower’s or any Subsidiary’s assets, except for dispositions (i) of inventory in the ordinary course of business, (ii) worn-out or obsolete equipment, or (iii) dispositions in the aggregate not to exceed $50,000 per fiscal year, or (iv) dispositions that constitute a Permitted Lien or a Permitted Investment.

6.6           Subsidiaries. Create any direct or indirect Subsidiary of Borrower, except in compliance with Section 5.10.

6.7           Corporate Changes. Change Borrower’s or any Subsidiary’s state of incorporation or name or engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto); or cease to conduct business in the manner conducted by Borrower as of the Closing Date; or suffer or permit a Change in Control.

6.8           Indebtedness. Create, incur, assume or be liable for any Indebtedness, other than Permitted Indebtedness.

6.9           Liens; Encumbrances. Create, incur, or allow any Lien on any of its property or assign or convey any right to receive income, except for Permitted Liens.

6.10         Subordinated Debt. Make any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt.

7.          INVESTMENT RIGHT. At Lenders’ option, Lenders or its affiliates, or subject to Borrower’s written consent, any participants and/or assigns (referred to in this Section 7 as the “Purchasers”), may purchase up to $250,000 in the aggregate (allocated amongst the Lenders in accordance with their Pro Rata Share or such other allocation as may be agreed to between the Lenders) of Borrower’s equity securities or convertible debt securities of the same class and series, for the same price and on the same terms as are offered to other investors in the next private sale or issuance of securities after the Closing Date in one closing or in related transactions in which Borrower receives net cash proceeds of at least $1,500,000 (the “Next Round”). Borrower will promptly notify Lenders at least seven (7) days prior to the close of the Next Round, and Lenders will have seven (7) days after receipt of that notice period to participate; and upon affirmative election to participate, Purchasers will become party to (by execution thereof) the stock purchase agreement, investor rights agreement, and other agreements executed by the other purchasers in connection with the Next Round, and Purchasers will be granted substantially the same rights as other investors purchasing shares in the Next Round, including piggyback and S-3 registration rights with respect to the shares being purchased. This Section 7 and the rights granted to Lenders hereunder shall survive the termination of this Agreement.

8.          EVENTS OF DEFAULT; REMEDIES.

8.1           Events of Default. Any one or more of the following shall constitute an “Event of Default” under this Agreement: (a) Borrower’s failure (i) to pay all or any part of the principal or interest hereunder on the date due and payable, or (ii) (x) to comply with any agreement or covenant set forth in Section 5 (other than Section 5.2(a), 5.4, 5.5 or 5.7), or Section 6 of this Agreement or (y) to comply with any agreement or covenant in Section 5.2(a), 5.4, 5.6 or 5.7) or any other agreement or covenant this Agreement or any other Transaction Document that is not cured within 20 days of such non-compliance, or (iii) to comply with the terms of any agreement pursuant to which Borrower has incurred Indebtedness that gives the holder of such Indebtedness the right, whether or not exercised, to accelerate the maturity of any Indebtedness in excess of $50,000, or (iv) to comply with any material terms of any material agreement, following the expiration of any applicable cure period, provided that any non-compliance with such material agreement in connection with a good faith dispute will not be deemed to be an Event of Default; or (b) the occurrence of an Insolvency Event (provided that if such Insolvency Event constitutes an involuntary proceeding, then Borrower shall have 30 days to dismiss or stay such involuntary proceeding) or if any portion of Borrower’s assets with a value in excess of $50,000 is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity; or (c) any representation made to Lenders in this Agreement or any other Transaction Document, or any information given to a Lender by or on behalf of Borrower, shall be incorrect in any material respect when made; or (d) any portion of the Collateral with a value in excess of $50,000 becomes subject to an attachment, lien, security interest or levy in favor of any Person other than Lenders, other than Permitted Liens or if any portion of Borrower’s assets with a value in excess of $50,000 is attached or becomes subject to levy or judicial proceeding; or (e) a judgment or judgments for the payment of money shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days or if a judgment or other claim becomes a lien or encumbrance upon any portion of Borrower’s assets with a value in excess of $50,000; or (f) the occurrence or existence of any circumstance that has or could reasonably be expected to have a Material Adverse Effect; or (g) Brian O’Keefe shall cease to be the Chief Executive Officer of the Borrower; or (h) if Borrower ceases operations or ceases to conduct business; or (i) if any guaranty of all or a portion of the Obligations (a “Guaranty”), if any, ceases for any reason to be in full force and effect, or any guarantor fails to perform any obligation, or any event of default occurs, under the Guaranty, or if any of the circumstances described in clauses (b) through (f) above occurs with respect to any guarantor, or any guarantor dies or becomes subject to any criminal prosecution.

8.2           Remedies. Upon the occurrence and during the continuance of an Event of Default, all unpaid principal, accrued interest and other amounts owing hereunder shall, at the option of Lenders, be immediately due and payable and collectible by or on behalf of Lenders, and Lenders may exercise all of the rights of a secured party under the Uniform Commercial Code and any other applicable law. Lenders may immediately set off and apply to any obligation outstanding hereunder and under any other Transaction Document any balances or deposits held or controlled by Lenders or any indebtedness at any time owing to or for the credit or the account of Borrower held or controlled by Lenders. Borrower shall assemble the Collateral in accordance with Lenders’ directions, and Lenders shall have a right at Borrower’s sole expense to dispose of all or any portion of the Collateral in the order and manner that Lenders elect, in their sole discretion, in any commercially reasonable manner. Lenders shall have a royalty-free license to use any name, trademark, or any property of Borrower to complete production of, advertisement for, and disposition of any Collateral and Lenders shall have a license to enter into, occupy and use Borrower’s premises and the Collateral without charge to exercise any of Lenders’ rights or remedies under this Agreement or under any other Transaction Document. Borrower irrevocably appoints each Lender (and any of such Lender’s designated employees or agents) as Borrower’s true and lawful attorney in fact to, during the existence of an Event of Default: endorse Borrower’s name on any checks or other forms of payment; make, settle and adjust all claims under and decisions with respect to Borrower’s policies of insurance; settle and adjust disputes and claims respecting accounts receivable with account debtors; execute and deliver all notices, instruments and agreements in connection with the perfection of the security interest granted in this Agreement or under any other Transaction Document; and sell, lease or otherwise dispose of all or any part of the Collateral. The appointment of Lenders as Borrower’s attorney in fact, and each of Lenders’ rights and powers, being coupled with an interest, is irrevocable until all Obligations (other than inchoate indemnity obligations) owing to Lenders under this Agreement and the other Transaction Documents have been repaid in full.

9.          WAIVERS; INDEMNITY. Borrower waives notice of default, presentment and demand for payment, notice of dishonor, protest and notice of protest under this Agreement and any other Transaction Document. Borrower shall pay all costs of collection and enforcement of this Agreement when incurred, including reasonable attorneys’ fees, costs and expenses incurred before, after or in connection with of an Insolvency Event. Lenders shall not in any case be liable for any loss of, or damage to, the Collateral, the risk of which shall be borne by Borrower at all times. Borrower shall indemnify and hold Lenders (and any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing a Lender) harmless from any claim, obligation or liability (including without limitation reasonable attorneys fees and expenses) arising out of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, including any claim, obligation or liability arising before, after or in connection with an Insolvency Event, except that Borrower shall not be required to indemnify a Lender for any claims or liabilities caused by such Lender’s gross negligence or willful misconduct. The indemnity obligation hereunder shall survive repayment of all Obligations and termination of this Agreement until all applicable statute of limitation periods as to actions that may be brought against Lenders have run.

10.         LIMITATION OF ACTIONS. Any claim or cause of action by Borrower against a Lender, its directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Agreement, or any other Transaction Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, incurred, done, omitted or suffered to be done by a Lender, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by the filing of a complaint within one (1) year after the later to occur of (i) the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based, or (ii) the date this Agreement is terminated,. Borrower agrees that such one-year period is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of Lenders in their sole discretion. This provision shall survive any termination of this Agreement or any other Transaction Document.

11.         NOTICES. Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other Transaction Document shall be in writing, shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery. All communications shall be sent to Borrower or to Lenders, as the case may be, at the address as set forth below or at such other address as such party may designate by written notice to the other party hereto:

If to Borrower:	SellPoints Inc.
1198 65th St., #250
Emeryville, CA 94608
Attn: Brian O’Keefe
Email: bokeefe@sellpoints.com

If to Montage:		Montage Capital II, L.P.
900 East Hamilton Avenue, Suite 100
Campbell, CA 95008
Attn: Mike Rose
	Email:	mrose@montagecapital.com and
info@montagecapital.com

If to PFG:		Partners For Growth IV, L.P.
150 Pacific Avenue
San Francisco, CA 94111
Tel: (415) 912-5895
Fax: (415) 781-0510
Attn: Jason Georgatos
Email: jason@pfgrowth.com

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

12.         JURY WAIVER; JUDICIAL REFERENCE. LENDERS AND BORROWER WAIVE ANY RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, INCLUDING WITHOUT LIMITATION CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IF THIS JURY WAIVER IS FOR ANY REASON UNENFORCEABLE, THE PARTIES AGREE TO RESOLVE ALL CLAIMS, CAUSES AND DISPUTES THROUGH JUDICIAL REFERENCE PURSUANT TO CODE OF CIVIL PROCEDURE SECTION 638 ET SEQ, BEFORE A MUTUALLY ACCEPTABLE REFEREE IN SANTA CLARA COUNTY SITTING WITHOUT A JURY OR, IF THE PARTIES CANNOT AGREE ON A REFEREE, THEN ONE APPOINTED BY THE PRESIDING JUDGE OF THE CALIFORNIA SUPERIOR COURT FOR SANTA CLARA COUNTY, CALIFORNIA. NOTHING IN THIS SECTION SHALL RESTRICT A PARTY FROM EXERCISING PRE-JUDGMENT REMEDIES OR ITS RIGHTS UNDER THE UNIFORM COMMERCIAL CODE.

13.         MISCELLANEOUS. This Agreement can be amended only by an instrument signed by Lenders and Borrower. All prior agreements, understandings and negotiations are superseded by this Agreement. Each Lender may assign all or any part of its interest in this Agreement and the Advances to any Person, or grant a participation of any interest in this Agreement, without the consent of, Borrower (but with the prior written consent of the other Lender), provided however that such Lender shall give Borrower notice within thirty (30) days following any such assignment (acknowledging that such Lender’s failure to give such notice on a timely basis shall not constitute a breach of the foregoing). Borrower may not assign any obligation hereunder without Lenders’ consent, which may be granted or withheld in Lenders’ sole discretion. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one instrument. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision. All covenants, representations and warrants made in this Agreement shall continue in full force and effect so long as any obligations hereunder remain outstanding. This Agreement shall be governed by the internal laws of the State of California, without regard to conflicts of laws rules. Borrower and Lenders consent to the jurisdiction of the United States District Court of the Northern District of California and the state courts for Santa Clara, California. Borrower authorizes Lenders to use Borrower’s tradename and/or logo in any Lender’s promotional material, including on a Lender’s web site.

14.         DEFINITIONS.

“Advance” or “Advances” means a cash advance or cash advances under Section 1.1.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers and directors.

“Amortization Trigger” means the occurrence of either of the following the prior to the first anniversary of the Closing Date: (i) if Borrower’s average trailing 3 months of recurring revenue growth is less than $0; or (ii) Borrower’s EBITDA for any trailing 3 month period negatively deviates by the greater of (i) more than 20% from Borrower’s projected EBITDA for such period as set forth in Borrower’s board-approved financial projections (which, for the second half of 2016 are attached hereto as Exhibit B) and (ii) $50,000.

“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

“Closing Date” means the date of this Agreement.

“Collateral” means all of Borrower’s personal property, now owned or hereafter acquired, including without limitation all accounts, chattel paper, commercial tort claims, deposit accounts, documents, equipment, general intangibles (including intellectual property, patents, copyrights, trademarks, and goodwill), goods, fixtures, instruments, inventory, financial assets, investment property, letter of credit rights, money, and all of Borrower’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and all products and proceeds thereof, as may be defined in this Agreement and the Uniform Commercial Code, provided that notwithstanding anything in this Agreement, the term “Collateral” shall not include any property subject to a lien described in clause (c) of Permitted Liens to the extent that the security interest is prohibited by the terms of the agreement governing such financing, provided that the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral.

“Contingent Obligations” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“EBITDA” means Borrower’s earnings before interest, taxes, depreciation and amortization expenses, as determined in accordance with GAAP, provided that the following shall be added back to Borrower’s earning: (i) all non-cash charges and expenses, including employee stock compensation expenses and (ii) all non-recurring expenses of Borrower as approved by Lenders on a case by case basis.

“Foreign Subsidiary” means any Subsidiary which is not organized under the laws of the U.S. or any state or territory thereof or the District of Colombia.

“GAAP” is generally accepted accounting principles in effect in the United States, provided that if at any time any change in GAAP would affect the computation of any covenant or requirement set forth in any Transaction Document, and either Borrower or any Lender shall so request, Borrower and Lenders shall negotiate in good faith to amend such covenant or requirement to preserve the original intent thereof in light of such change in GAAP; provided, further, that, until so amended (a) such covenant or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrower shall provide Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP, provided, further, that (x) any obligations of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) a capital lease obligation under GAAP as in effect on the date of this Agreement shall not be treated as a capital lease obligation solely as a result of the adopting of changes in GAAP.

“Governmental Authority” means any federal, state, provincial, municipal and foreign governmental entity, authority, or agency or any other political subdivision, or any entity exercising executive, legislative judicial, regulatory or administrative functions of government.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations as determined in accordance with GAAP, and (d) all Contingent Obligations.

“Insolvency Event” means Borrower’s becoming insolvent, or becoming the subject of any case or proceeding under the United States Bankruptcy Code or any other law relating to the reorganization or restructuring of debt.

“Legal Requirement” means any statute, ordinance, code, law, rule, regulation, order or other requirement, standard, procedure enacted, adopted or applied by any Governmental Authority, including, decisions, orders, writs, awards, or injunctions of an arbitrator or a court or other Governmental Authority.

“Material Adverse Effect” means a material adverse effect on (i) the business operations, condition (financial or otherwise) or prospects of Borrower, (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Transaction Documents, or (iii) Borrower’s interest in, or the value, perfection or priority of Lenders’ security interest in the Collateral.

“Maturity Date” means the third anniversary of the Closing Date.

“Obligations” means all present and future indebtedness, guarantees, liabilities, and other obligations of Borrower to Lenders under this Agreement and the other Transaction Documents, or otherwise including Borrower’s obligation to pay the buyout fee set forth in any warrant to purchase stock issued in connection with this Agreement, provided, that notwithstanding anything in this Agreement, Borrower’s other obligations under the terms of any warrant other than the obligation to pay the buyout fee shall not constitute “Obligations” under this Agreement.

“Permitted Indebtedness” means:

(a)          Indebtedness of Borrower in favor of Lenders arising under this Agreement or any other Transaction Document;

(b)          Indebtedness not to exceed $150,000 in the aggregate in any fiscal year of Borrower secured by a lien described in clause (c) of the defined term “Permitted Liens;” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness;

(c)          Subordinated Debt; and

(d)          Indebtedness to trade creditors incurred in the ordinary course of business;

(e)          Contingent Obligations incurred in the ordinary course of business, including, Indebtedness incurred on Borrower’s corporate credit cards;

(f)          Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(g)          Indebtedness that constitutes a Permitted Investment;

(h)          other unsecured Indebtedness in an aggregate principal amount outstanding not to exceed Twenty Five Thousand Dollars ($25,000).

“Permitted Investments” means:

(a)          Investments existing on the Closing Date disclosed in writing to Lenders on or before the Closing Date;

(b)          (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, and (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, and (iii) certificates of deposit or money market accounts which are subject to an account control agreement(s) in favor of Lenders, in form and substance satisfactory to Lenders;

(c)          Investments consisting of deposit accounts in which Lenders have a perfected security interest to the extent required by the terms of this Agreement;

(d)          Investments accepted in connection with Transfers permitted by Section 6.5;

(e)          Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(f)          Investments in an aggregate amount not to exceed $75,000 consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of a Borrower pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(g)          Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business;

(h)          other Investments in an amount not to exceed Fifty Thousand Dollars ($50,000) in any fiscal year.

“Permitted Liens” means:

(a)          Any liens (i) existing on the Closing Date and disclosed in writing to Lenders on or before the Closing Date (excluding liens to be satisfied with the proceeds of the Advance) or (ii) arising under this Agreement or the other Transaction Documents;

(b)          Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves, provided the same have no priority over any of Lenders’ security interests;

(c)          Purchase money liens (i) on equipment acquired or held by Borrower incurred for financing the acquisition of the equipment and software, or (ii) existing on equipment when acquired, if the lien is confined to the property and improvements and the proceeds of the equipment;

(d)          Leases or subleases and licenses or sublicenses granted in the ordinary course of Borrower’s business;

(e)          Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8;

(f)          Liens in favor of other financial institutions arising in connection with Borrower’s deposit accounts held at such institutions to secure standard fees for deposit services charged by, but not financing made available by such institutions, provided that Lenders have a perfected security interest in the amounts held in such deposit accounts;

(g)          Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto

(h)          Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business and deposits to secure the performance of bids, tenders, trade contracts, leases, government contracts, statutory obligations, surety, stay, customs and appeal bonds, performance and return money bonds, other security indebtedness and other obligations of a like nature incurred in the ordinary course of business; and

(i)          Liens securing Subordinated Debt so long as such Lien is subordinated to Lenders’ Lien pursuant to a subordination agreement in form and substance satisfactory to such Lenders.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Pro Rata Share” means, for each Lender, fifty percent (50%).

“Subordinated Debt” means any debt incurred by Borrower that is subordinated in writing to the debt owing by Borrower to Lenders on terms acceptable to Lenders.

“Subsidiary” means any corporation, company or partnership in which (i) any general partnership interest or (ii) more than 50% of the stock or other units of ownership which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

“Transaction Documents” means this Agreement, the intellectual property security agreement, the warrant and the other agreements, documents and instruments entered into in connection with this Agreement.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the state of California.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the first day above written.

BORROWER:		LENDERS:

SELLPOINTS INC.		MONTAGE CAPITAL II, L.P.

By:	/s/ Brian O’Keefe	By:	/s/ Michael J. Rose

Name:	Brian O’Keefe	Name:	Michael J. Rose

Title:	CEO	Title:	Managing Director

PARTNERS FOR GROWTH IV, L.P.

		By:	/s/ Andrew Kahn

		Name:	Andrew Kahn

		Title:	Manager

EXHIBIT A

COMPLIANCE CERTIFICATE

Note:  Please send all required reporting to:

Montage Capital II, L.P.	and	Partners For Growth IV, L.P.
900 East Hamilton Avenue, Suite 100		150 Pacific Avenue
Campbell, CA 95008		San Francisco, CA 94111
Fax: (408) 659-2318		Attn: Chief Financial Officer
Email: mrose@montagecapital.com		Fax (415) 781-0510; email: notices@pfgrowth.com

BORROWER: SellPoints Inc.

The undersigned authorized officer of SellPoints Inc. hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and Lenders (the “Agreement”). Borrower is in complete compliance for the period ending __________________ with all required covenants, except as noted below; and all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof (provided that any representations and warranties expressly referring to a specific date shall be true and correct in all material respects as of such specific date), except as noted below.

Attached herewith are the required documents supporting the above certification. The authorized officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except (i) as explained in an accompanying letter or footnotes and (ii) with respect to unaudited financial statements, for the absence of footnotes and subject to year-end audit adjustments.

Please indicate compliance status by circling Yes/No under “Complies” column.

REPORTING COVENANT	REQUIRED	COMPLIES

Monthly financial statements	Monthly within 30 days	Yes	No
A/R & A/P Agings	Monthly within 30 days	Yes	No
Deferred revenue schedule	Monthly within 30 days	Yes	No
Compliance Certificate	Monthly within 30 days	Yes	No
Annual financial statements (CPA Audited)	FYE within 180 days	Yes	No
Annual financial projections for upcoming year	Within 30 days of FYE	Yes	No
Tax returns	Within 15 days of filing	Yes	No

FINANCIAL COVENANTS	REQUIRED	ACTUAL	COMPLIES

Minimum Unrestricted Cash	$500,000	$	Yes	No
Maximum EBITDA Loss for quarter ending 9/30/16	$(250,000)	$	Yes	No
Maximum EBITDA Loss for quarter ending 12/31/16	$(150,000)	$	Yes	No
Minimum trailing 3 month EBITDA (measured monthly) beginning with period ending 1/31/17	$1	$	Yes	No

Please attach any comments as additional pages.

SellPoints Inc.

Signature

Name

Title

Date

EXHIBIT B

Financial Projections

(in ‘000s)

	2015	Jan	Feb	Mar	April	May	June	July	Aug	Sept	Oct	Nov	Dec	2016	YoY
	Audited	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Fcst	Fcst	Fcst	Fcst	Fcst	Impact
Total Gross Revenue	22,846	2,985	3,247	3,477	3,211	3,091	2,947	3,019	3,054	3,181	3,304	3,719	3,769	39,001	16,155

Syndication Revenue	2,482	217	218	228	240	253	237	249	234	235	240	245	245	2,841	359
Retargeter	3,220	296	274	285	248	256	293	258	297	310	320	335	350	3,523	303
PMA	1,255	131	121	126	142	126	154	167	134	153	155	165	175	1,748	493
Recurring Revenues	6,956	644	613	639	630	634	684	673	665	698	715	745	770	8,111	1,155

Creative Services	907	64	64	81	43	29	70	51	55	60	60	60	75	711	(196)
PEEPs	725	108	147	158	84	88	85	79	67	85	105	125	135	1,266	541
Retailer Programs	265	30	54	22	8	30	13	19	82	138	224	289	289	1,197	932
Total Net Revenues	8,853	846	878	900	764	781	853	823	869	981	1,104	1,219	1,269	11,285	2,432

Syndication	1,827	158	153	165	183	195	181	200	184	175	175	175	175	2,118	290
Retargeter	1,715	148	149	127	114	100	125	106	144	140	144	151	158	1,605	(110)
PMA	1,191	129	114	119	138	118	145	160	127	145	147	157	166	1,667	476
Creative Services	374	31	23	47	7	6	33	20	22	27	27	27	39	310	(64)
Retailer Programs	989	138	201	179	92	118	98	98	149	223	329	414	424	2,462	1,473
Gross Profit	6,097	603	640	638	534	538	582	585	626	710	822	923	961	8,162	2,065

Sales	1,711	131	148	117	122	136	131	144	122	127	150	150	153	1,632	(80)
Marketing	159	26	4	8	10	10	14	16	13	15	15	15	15	161	2
PMA	1,519	109	109	112	130	124	135	104	122	113	118	132	135	1,443	(75)
Engineering	744	44	43	44	48	44	43	44	45	52	52	52	52	563	(181)
Creative Services	278	19	18	18	17	17	23	20	22	21	21	21	21	238	(40)
Account Management	1,708	146	187	179	137	135	138	134	180	230	275	319	326	2,387	678
Retargeter		71	68	91	69	60	61	64	67	74	85	85	85	881	881
G&A	1,665	117	108	108	123	114	125	118	106	110	106	106	107	1,349	(316)
Total SG&A Expenses	7,784	664	686	677	657	640	669	643	678	742	821	880	896	8,653	869

EBITDA	(1,687)	(61)	(46)	(40)	(123)	(103)	(87)	(58)	(52)	(32)	1	43	66	(491)	1,196
Interest Expense	(147)	(12)	(20)	(17)	(19)	(15)	(18)	(18)	(17)	(25)	(43)	(42)	(43)	(289)	(142)
Depreciation and Amortization	(197)	(11)	(11)	(11)	(11)	(11)	(11)	(11)	(11)	(11)	(11)	(11)	(11)	(127)	71
Other / Extraordinary	108	-	-	(1)	(26)	-	-	-	-	-	-	-	-	(27)	(135)
Net Income	(1,924)	(84)	(76)	(68)	(179)	(128)	(116)	(87)	(79)	(68)	(52)	(9)	12	(934)	990